The Black & Decker Corporation           Leonard A. Strom
701 East Joppa Road, TW 235              Senior Vice President - Human Resources
Towson, Maryland 21286
410 716 3525


May 9, 1997

Mr. Frederik van den Bergh

Dear Frits:

The Black & Decker Corporation

Further to our discussions about your accepting the position of President of Black & Decker Europe, I am writing to formally offer you that position and confirm the compensation package and terms of employment principles we propose for you.

By way of preface, I should emphasize that, while this document is intended to be legally binding, the precise details remain to be worked out and implementation will be decided on in the light (principally) of advice from Ernst & Young as to the most tax efficient but legal way of structuring your employment. Each of us anticipates and acknowledges therefore that this letter agreement will be implemented by other final documents in due course, and that you may have several employers within the Black & Decker Group. This document will however remain binding, save to the extent it is superseded by final documents signed by both parties.

  1.  Base Salary
      -----------

      Your base salary will be US$400,000 a year. It will be reviewed every 14 months in accordance with our practice for executives of your seniority.

  2.  Annual Incentive Plan
      ---------------------

      Initially, your bonus will be guaranteed at $200,000 and this will be payable to you around March 1998.

      You will thereafter be a participant in our Annual Incentive Plan from time to time in effect. Your bonus for on target corporate and divisional performance under the current arrangements will be 50% of your base salary, and the maximum bonus you could receive will be 75% of your base salary. You will forfeit all entitlement to bonus (including guaranteed bonus) if you have ceased to be in service for any reason before a payment date. We reserve the right to alter or discontinue the Plan (without prejudice to any accrued rights you may have) or your target and maximum bonus.


continued.....

Mr. F. van den Bergh
May 9, 1997
page 2


  3.  Performance Equity Plan
      -----------------------

      We will recommend to the next regular meeting of the Organization Committee of the Board of Directors that they award you Performance Shares under the Performance Equity Plan (while it continues in being) equivalent to 50% of your base salary every fiscal year while your service continues.

      In addition to participation in the current 1997-1999 Performance Period, we will further recommend that you be awarded retrospective participation in the 1995-1997, and 1996-1998 Performance Periods, or the economic equivalent thereof.

      We reserve the right to alter or discontinue the Plan (without prejudice to any accrued rights you may have).

  4.  Stock Option Plan
      -----------------

      We will recommend to the next regular meeting of the Organization Committee of the Board of Directors that they give you a one-time grant of an option to acquire 75,000 shares of common stock $0.50 par value on the first available opportunity. The grant will be made under The Black & Decker 1996 Stock Option Plan.

      The award of any further stock options will be in the absolute discretion of the Organization Committee of the Board of Directors.

  5.  Company Car
      -----------

      You will be provided with the exclusive use of a fully expensed Jaguar XJ6
      4.0 litre or equivalent car, in accordance with our UK car policy from time to time.

  6.  Relocation
      ----------

      You will be required to make our European headquarters in Slough, Berkshire your base. It is, therefore, a condition of this offer that you relocate your home to be within a reasonable commuting distance of Slough prior to September 1, 1998. Relocation assistance will be provided to you in accordance with our relocation policy.

      We will  reimburse  you for  temporary  housing,  meals,  travel and other
      living  expenses   reasonably  incurred  by  you  in  the  U.K.  prior  to
      relocation.


continued.....

Mr. F. van den Bergh
May 9, 1997
page 3


  7.  Pension Arrangements
      --------------------

      The Black & Decker Group will ensure the provision of pension benefits for you and your dependents in accordance with the terms of this clause. Black & Decker Group will attempt to provide these benefits in a manner which is tax efficient for both you and the Black & Decker Group. However, the Group reserves the right to provide such benefits through any combination of tax approved or unapproved plans, funded or unfunded arrangements, with our without insurance, based in the UK or outside. You will not be required to make payments to either the Black & Decker Group or any scheme or arrangement in order to receive the benefits set out in this clause.

      At your normal retirement date, which will be the date on which you attain the age of 60, you will be entitled to an annual pension for life equal to 2.2% of your Final Average Pay for each year of Pensionable Service with additional complete months of such service counting proportionately.

      "Final Average Pay" means the annual average of the highest five consecutive years Pensionable Pay you receive before your retirement, death or leaving service whichever is earliest. If you leave service within five years of this appointment, the annual average will apply to such lesser number of years of service. Your Pensionable Pay will be your base salary and Annual Incentive Plan Bonus, but no other remuneration will be taken into account.

      "Pensionable Service" means service with the Black & Decker Group since the commencement of this appointment, together with one half of your service with the Black & Decker Group prior to this appointment. Pensionable Service will include any period of Salary Continuance after termination of service.

      You may with your employer's consent retire at any time after attaining the age of 55 with a pension as calculated above, but reduced by an amount equal to one-third of 1% for each complete calendar month by which retirement precedes attainment of age 60. You will not be entitled to any retirement benefit if you leave service before attaining age 55, or if you are terminated for Cause, as defined in the Black & Decker Executive Salary Continuance Plan.

      If you should become totally and permanently disabled while in service, a lump sum equal to four times your annual basic salary at date of disability will be paid to you, offset by the estimated capital value of any payments for which you are eligible under any disability plan sponsored or maintained by Black & Decker Group or under any governmental program (including Social Security in the United States) assuming you survive to age 65.


continued.....

Mr. F. van den Bergh
May 9, 1997
page 4


      If you should die while in service, a lump sum equal to twice your annual basic salary at date of death will be paid to your wife or other nominated dependent, although if the payment is not to your wife, for tax reasons payment to another person may be at the discretion of the Group. In addition, if you are married at date of death, a pension for life will be paid to your wife equal to 50% of your Final Average Pay as at date of death.

      If you are not married at date of death, but leave children, or if your wife dies while in receipt of a pension, a children's pension of two-fifths of the pension that would have been payable to your wife will be paid to each of your children with a maximum of 2 children, until they reach age 21.

      If you die in retirement and are married at date of death, a pension equal to 50% of the pension you were receiving will be paid to your wife. If you are not married at date of death but leave children or your wife dies while in receipt of a pension, a pension equal to two-fifths of the pension that would have been paid to your wife will be paid to each such child with a maximum of 2 children until they reach age 21.

      Your pension may be forfeited if you owe money to the Black & Decker Group as a result of any criminal, negligent or fraudulent act or omission. The amount forfeited will not exceed the debt owed to the Group.

  8.  Termination of Employment
      -------------------------

      If you should wish to resign your employment, or if we should wish to terminate your employment (other than for Cause as defined in the Executive Salary Continuance Plan), one-year's prior written notice shall be given. In addition, you will be entitled to participate in our Executive Salary Continuance Plan, subject to your executing a Participation Agreement. The Continuance Period in your case will be:

      (a) for a Severance Date after the date of your accepting this offer, but before the second anniversary of that date: 3 years

      (b) for a Severance Date on or after the second but before the fourth anniversaries of the date of your accepting this offer: 2 years

      (c) for a Severance Date on or after the fourth anniversary of the date of your accepting this offer: 1 year.

      Notice periods will be offset against the Continuance Period.


continued.....

Mr. F. van den Bergh
May 9, 1997
page 5


      If termination of employment is for reason of disability, salary continuance payments shall be offset by any payments for which you are eligible under any disability plan sponsored or maintained by Black & Decker Group or under any governmental program (including Social Security in the United States).

  9.  Non-Competition
      ---------------

      If you resign your employment, or are dismissed from your employment for Cause you agree that, for 12 months after the Severance Date, you will not enter into Competition. For these purposes, Cause, Severance Date and competition shall have the same meaning as in the Executive Salary Continuance Plan.

  10. Employee Benefits
      -----------------

      You will be eligible to receive such employee benefits (for example, medical, dental, basic life insurance, executive life insurance, tax preparation expense reimbursement, executive physical examination and country club memberships) as are provided to similarly situated employees from time to time.

      In particular, your "country club" membership will be for you and your wife at the Lambourne Golf Club in England.

  11. Corporate Officer
      -----------------

      We will recommend to the next regular meeting of the Board of Directors that you be elected as a corporate officer of The Black & Decker Corporation. As such an officer, you will not be eligible to receive any extra compensation or fees for holding such office. You may be removed from such office without prior notice and without cause by the board or a duly authorized committee.

  12. Governing Law and Dispute Resolution
      ------------------------------------

      Any employment and all related matters arising from this offer shall be governed in all respects by the law of the State of Maryland, USA (the "Applicable Law").

      Any dispute or controversy arising out of or relating thereto (or pay or benefits which may be provided to you), as well as any dispute or controversy arising out of or relating to the termination of your employment shall be settled exclusively by final and binding arbitration, conducted in Towson, Maryland before a neutral arbitrator with expertise in employment law in accordance with the Commercial Arbitration Rules of the American continued.....

Mr. F. van den Bergh
May 9, 1997
page 6

      Arbitration Association. In reaching a decision, the arbitrator shall interpret, apply and be bound by this offer, any implementing documents and all relevant plan rules by Applicable Law. The arbitrator shall apply the same standard of review in disputes relating to relevant plan benefits as a court of competent jurisdiction would apply. The arbitrator shall have no authority to add to, detract from, or modify any plan or any law in any respect. The arbitrator may grant any remedy or relief that may be necessary to make the injured party whole, provided that in no event may the arbitrator grant any remedy or relief that a court of competent jurisdiction could not grant, nor any relief greater than that sought by the injured party. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction.

When you have read and fully understand this letter, and the relevant plan documents which are provided with it as named at the bottom of this letter, please sign, date and return the enclosed copy of this letter by way of acceptance.

Sincerely,

THE BLACK & DECKER CORPORATION



by:/s/LEONARD A. STROM
------------------------------
Name:   Leonard A. Strom
Title:  Senior Vice President - Human Resources


Enclosed:
The Black & Decker Annual Incentive Plan, issued March 11, 1997
The Black & Decker Performance Equity Plan, as amended by the Board on February 14, 1996 and approved by the stockholders at the 1996 Annual Meeting on April 23, 1996 The Black & Decker 1996 Stock Option Plan, issued May 13, 1996 The Black & Decker Executive Salary Continuance Plan, issued April 25, 1995 (you have)

(others)

I have read and I understand the above letter and all the above mentioned plan documents, and I have obtained any legal or other advice I felt necessary. I have not relied upon any statement or representation, oral or written, not set forth in this letter or in any of the above mentioned plans. I understand that by accepting this offer, I am agreeing to submit to final and binding arbitration in Towson, Maryland, all disputes concerning my employment and related matters including without limitation arising out of or related to any termination of my employment.

I agree to and accept the above by signing this letter on May 12, 1997. /s/FREDRIK B. VAN DEN BERGH
------------------------------